EXHIBIT 10.15

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AGREEMENT

This Agreement (“Agreement”) is entered into as of October 5, 2010 (the “Effective Date”) by and among Digimarc Corporation, an Oregon corporation, with an address at 9405 SW Gemini Drive, Beaverton, OR 97008 (“Digimarc”), Invention Law Group, P.C. (“ILG”) and IV Digital Multimedia Inventions, LLC (“DMI” and together with ILG, the “IV Entities”).

RECITALS

A. Digimarc is granting DMI an exclusive license (with a right to sublicense) to certain Digimarc patents and patent applications (the “Patents”) pursuant to a Patent License Agreement (the “PLA”), a Patent Rights Agreement (the “PRA”), a Common Interest Agreement (the “CIA”) and other Transaction Agreements, all of which are being entered into concurrently herewith.

B. As described more fully in the agreements referenced in Recital A above, the parties have a common financial interest concerning the Patent Matters. Under this common interest, the parties have agreed to treat their communications and those of their Counsel concerning the Patent Matters as protected by the common interest privilege, subject to the limitations and exceptions in the CIA. Advancing the Patent Matters requires the exchange of proprietary documents and information, the joint development of legal strategies and the exchange of attorney work product developed by the parties and their respective Counsel.

C. The IV Entities and Digimarc now wish to enter into this Agreement to provide a framework whereby the IV Entities may engage Digimarc to provide certainwork of the nature described herein (and included in the definition of Patent Matters in the CIA), with particular engagements to be set forth in SOWs to be executed hereunder.

NOW, THEREFORE, the parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms used but not defined in his Agreement will have the meaning assigned to them in the CIA, the PLA, the PRA or other Transaction Agreements.

“Confidential Information” means (a) any information, technical data, trade secrets or know-how, including, but not limited to, analyses, assessments, research and product plans, products, services, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to or made available to Digimarc by the IV Entities or IV Affiliates in writing, orally, or otherwise, (b) any third parties’ confidential or proprietary information that is subject to a duty by the IV Entities or the IV Affiliates to maintain the confidentiality of such information, and (c) information related to the ownership or holding of any intellectual property rights, applications for such rights, or other assets reviewed as part of the Work, whether owned by the IV Entities or any of the IV Affiliates.

“Counsel” means duly licensed in-house or outside attorneys or patent agents as well as their paralegals and agents.

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“Effective Date” means the date set forth as the Effective Date on the signature page of this Agreement.

“Invoices” means the statements that Digimarc submits to the IV Entities in accordance with subsection 5.1 below.

“IV Affiliates” means each entity in whatever country organized, that controls, is controlled by or is under common control with DMI, including without limitation the IV Entities. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“SOW” means a written statement of work substantially in the form set forth on Exhibit A which (a) describes the work that Digimarc will perform, (b) includes the compensation to be paid to Digimarc in connection with such work, (c) is subject to the terms of this Agreement and (d) becomes effective upon execution by authorized representatives of each of the parties.

“Term” shall have the meaning ascribed to such term in subsection 7.1.

“Work” means all work, whether involving the Patents or patents or patent applications owned by IV Affiliates other than the Patents, that is requested by an IV Entity and performed by Digimarc pursuant to a SOW.

“Work Material” means all notes, records, drawings, designs, inventions, improvements, developments, discoveries, copyrightable material, and trade secrets that are conceived, made or discovered by Digimarc in the course of Digimarc’s performance of the Work, solely or in collaboration with others, during the term of this Agreement.

2.	WORK

2.1 This Agreement establishes the basic framework for Digimarc to perform Work and for licensing of pre-existing licensees.

2.2 The Work is currently contemplated to include the following:

(a) Patent Prosecution Assistance. Assistance in the prosecution of the Patents, including without limitation prosecution of pending applications; filing of non-provisional patent applications claiming priority over provisional patent applications; filing of continuations, continuations-in-part and divisional applications; filing of foreign applications and international and national phase PCT applications; certificates of correction and reissues; and assistance with respect to reexaminations and other matters (the “Prosecution Assistance”).

ILG, not Digimarc, shall, at its sole and independent discretion, determine the effect of Digimarc’s Prosecution Assistance on ILG’s own actions concerning the Patents. The IV Entities will be under no duty to accept or act upon any Prosecution Assistance provided by Digimarc. All Prosecution Assistance shall be subject to the IV Entities’ own legal review of Digimarc’s activities, including the patentability of any invention conceived by

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Digimarc and the content of any document to be filed with the United States Patent and Trademark Office (“USPTO”). The IV Entities shall serve as the representative before the USPTO concerning the prosecution of any of the Patents and the designated recipient of all correspondence from the USPTO concerning the Patents.

Digimarc shall bill the IV Entities for Group 1 Personnel Prosecution Assistance on an hourly basis according to the hourly rates set forth on Exhibit B (subject to modification pursuant to subsection 5.2), subject to the monthly fee cap provided in the SOW; provided, however, that the IV Entities may request flat-fee or alternative billing arrangements subject to agreement by Digimarc.

(b) Portfolio Monetization. Certain work relating in general to monetization of the Patents, including without limitation technology consulting, portfolio mining, identification of evidence of use and assistance with preparation of claim charts, advice regarding industry and technological trends, valuation services, serving as expert witnesses and other matters. The IV Entities may engage Digimarc for this and other portfolio monetization Work on a project basis from time-to-time. Digimarc shall bill the IV Entities for portfolio monetization Work performed by the Group 1 Personnel on an hourly basis at the hourly rates set forth on Exhibit B (subject to modification pursuant to subsection 5.2); provided, however, that the IV Entities may request flat-fee or alternative billing arrangements subject to agreement by Digimarc.

(c) Licensing Work. Engagement of Digimarc as a licensing representative on behalf of one or more of the IV Entities or IV Affiliates. The parties currently envision such Work will be in connection with the potential licensing of clients outside of the IV Entities’ target markets. The terms of any such engagement will be determined at the time of such engagement and will be as set forth in the applicable SOW.

(d) [**]. Digimarc hereby agrees to [**]. Digimarc hereby agrees that it shall account for all time and expenses incurred for such work [**], and all such time and expenses shall be reflected on the Invoices for such work. However, Digimarc agrees that [**] to the IV Entities under this Agreement, and Digimarc [**] for the cost of the [**] associated with the work under this subsection.

2.3 Digimarc Group 2 Personnel. Upon request of the IV Entities in connection with the periodic work plan or various SOWs, Digimarc will dedicate Group 2 Personnel resources in a reasonable time, amount and manner in support of the common interest of the parties. Such resources can be requested in support of the patent prosecution, portfolio monetization, licensing work or other activities under subsection 2.2. Upon such request, Digimarc Group 2 Personnel, including such inventors of the Patents, engineers and technical experts as may reasonably be required, will be made available [**], subject to modifications pursuant to subsection 5.2.

2.4 Licensing of Pre-Existing Licensees of the Patents.

(a) The IV Entities hereby grant Digimarc exclusive authority [**] (the “Pre-Existing Customer Agreements”, and the other party to each such agreement, a “Pre-Existing Digimarc Customer”) upon the [**], or upon [**] such Pre-Existing Customer Agreement. Digimarc hereby acknowledges and agrees that its authority [**].

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(b) The IV Entities authorize Digimarc to [**] of Pre-Existing Customer Agreements that [**], and [**] the IV Entities. Digimarc shall not have any duty to [**] such other [**] with any of the IV Entities.

(c) The IV Entities agree not to [**] in [**] with Digimarc’s authority under this subsection 2.4; provided that this shall not preclude the IV Entities or IV Affiliates from [**] that [**] with such Existing Customer Agreements.

(d) Each of Digimarc and the IV Entities agrees that, if either a Pre-Existing Digimarc Customer or a prospective licensing customer of the IV Entities requests [**], Digimarc and the IV Entities will negotiate and work together in good faith to consider such request; provided, however, that this provision shall not obligate either party to [**], at such party’s discretion.

3.	PROCESS/STATEMENTS OF WORK

3.1 ILG, on behalf of the IV Affiliates, may propose Work to be performed by means of one or more SOWs from time to time. The terms of each SOW shall be subject to mutual agreement between the parties, provided that the billing terms for Work falling within one of the categories set forth in subsection 2.2 above shall be subject to the provisions of subsection 2.2 that apply to such category. No SOW will be effective unless signed by both ILG and Digimarc.

3.2 Work performed under this Agreement will be related to factual, technical and legal analyses conducted by attorneys of ILG on behalf of the IV Entities and/or IV Affiliates, and all direction on Work should be taken only from attorneys of ILG. The Work undertaken by Digimarc shall be subject to attorney-client privilege on behalf of the applicable IV Affiliate, and additionally is part of and subject to ILG’s attorney work product immunity from production and disclosure.

3.3 Except as otherwise agreed upon by the parties or specified in the SOW, Digimarc will perform the Work at Digimarc’s office, using Digimarc’s own equipment and supplies. Nothing in this Agreement will in any way be construed to characterize Digimarc or its employees as employees, representatives or agents of any of the IV Entities or IV Affiliates, except as expressly set forth in an SOW in which Digimarc is engaged as a licensing representative on behalf of one or more of the IV Entities or IV Affiliates.

Digimarc will indemnify and hold harmless the IV Entities, the IV Affiliates, and the directors, officers and employees of each of the IV Entities and IV Affiliates, from any losses, liabilities, damages, claims, payments, liens, judgments, demands, costs and expenses (including reasonable attorneys’ fees) arising out of (a) a determination by a court or agency that Digimarc or any of its employees or other agents are employees of any of the IV Entities or IV Affiliates; or (b) any breach of duty owed by Digimarc to a third party.

3.4 Digimarc will use all reasonable efforts to avoid any legal or ethical conflict of interest in connection with its performance of the Work. In the event that Digimarc becomes aware of any such conflict of interest, Digimarc will immediately disclose the conflict to the IV Entities and will use commercially reasonable efforts to resolve the conflict to the IV Entities’ satisfaction.

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3.5 Digimarc will, within ten (10) business days after receiving a request thereto from the IV Entities, provide a written progress report regarding Digimarc’s performance of the Work to the IV Entities. Each such report shall be deemed to be Work Material.

3.6 Within the first calendar quarter following the Effective Date, and at least twice each calendar year, representatives of the IV Entities and Digimarc shall meet to discuss potential new SOWs that may be entered into during such calendar year. The IV Entities shall use commercially reasonable efforts to provide Digimarc with reasonable notice of any anticipated material changes in the Digimarc resources utilized to perform Work, and any cancellation of an SOW. Notwithstanding the preceding sentence, however, the IV Entities may direct Digimarc to cease its performance of the Work under any particular SOW upon ten (10) business days’ prior written notice. Unless prohibited by the IV Entities’ confidentiality obligations, such notice will specify the reasons for the direction to cease performance of the Work under the applicable SOW.

4.	PERSONNEL

4.1 The personnel furnished by Digimarc to perform Work under each SOW will continue to be employees of Digimarc, and will not for any purpose be considered employees of the IV Entities or of any IV Affiliates. Digimarc will be solely responsible for the payment of the salaries of its employees and related matters (including the withholding or payment of all federal, state and local income and other payroll taxes), worker’s compensation, disability benefits and all additional legal requirements of like nature applicable to such personnel.

4.2 Digimarc agrees to use commercially reasonable efforts to make available such employees that may be requested by the IV Entities with reasonable notice for any particular SOW; provided that, except as provided below and in subsection 4.3, Digimarc ultimately retains sole authority in the assignment of its personnel in the performance of Work. Notwithstanding the preceding sentence, Digimarc may not remove key personnel identified as such for a particular SOW from performance of Work under such SOW after the parties have mutually agreed to such SOW without reasonable prior written notice to the IV Entities and the IV Entities’ prior written consent, except that the IV Entities’ prior written consent shall not be required if circumstances beyond Digimarc’s reasonable control (but excluding conflicting demands or priorities within Digimarc’s business) require that such key personnel be removed from performance of Work under such SOW. In the event of any such removal of key personnel by Digimarc, the IV Entities may elect, in their sole discretion, to either terminate the SOW, or to request particular replacement personnel (which requests Digimarc will use reasonable efforts to accommodate).

4.3 Notwithstanding the first sentence of subsection 4.2, the IV Entities may require the removal of any Digimarc personnel from the performance of Work during the course of performing under any SOW, provided that (i) the IV Entities provide Digimarc with five (5) business days prior notice specifying the reasons for the IV Entities’ desire to remove such personnel, and (ii) Digimarc’s project manager for such SOW has been unable to resolve any specified problems to the IV Entities’ reasonable satisfaction.

4.4 Digimarc agrees that it shall not subcontract the performance of any Work under this Agreement without the IV Entities’ prior written consent.

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5.	PAYMENT, MINIMUM FEES, EXPENSES AND TAXES

5.1 The IV Entities will pay Digimarc the compensation and any expenses set forth in the applicable SOW, subject to any limits set forth in such SOW. Except as otherwise set forth in the applicable SOW: (i) such compensation shall be billed at the hourly rates set forth on Exhibit B hereto (subject to modifications pursuant to subsection 5.2), and (ii) Digimarc will sign and submit Invoices to the representative of the IV Entities within thirty (30) calendar days after the end of each calendar month during the Term.

Each such Invoice shall detail (a) the Work performed during such month, (b) the fees accrued (if any) pursuant to the SOW during such month, and (c) the expenses incurred (if any) by Digimarc in such month for which Digimarc is entitled to reimbursement pursuant to the SOW; provided, however, that the IV Entities shall not reimburse Digimarc for any expenses in excess of $2,500 in the aggregate under any particular SOW except as set forth in the SOW or otherwise pre-approved by the IV Entities’ representative in writing and documented to the IV Entities’ reasonable satisfaction. Digimarc understands that Digimarc is otherwise expected to bear its own costs and expenses (including travel expenses) except as otherwise specified in the SOW or authorized in this paragraph.

Except as otherwise specified in the applicable SOW, the IV Entities shall pay all undisputed Invoices within thirty (30) days after the representative of the IV Entities receives such Invoices. In the event that the IV Entities fail to make payments more than sixty (60) days following receipt of an Invoice, upon the request of Digimarc, the IV Entities shall also pay interest on such overdue amount at a rate of [**]% per month (or part thereof), or at such lower rate as may be the maximum rate allowed under applicable law. All payments under this Agreement shall be in U.S. dollars.

5.2 The hourly rates set forth in Exhibit B will remain valid throughout the remainder of 2010. These hourly rates may be increased no more than once per calendar year, with any such increase to be effective on January 1 of such calendar year. Any such increase shall not exceed the lesser of (i) the rate of increase determined mutually by Digimarc and the IV Entities based on the report customarily used by Digimarc for average rates of wage and benefits inflation or deflation for similar project work, and (ii) five percent (5%) above the prior year’s rates.

5.3 Digimarc shall be responsible for any tax obligations arising from any payment made to Digimarc under this Agreement. Digimarc is obligated to report as gross receipts and revenue all compensation received by Digimarc pursuant to this Agreement.

5.4 The IV Entities intend to engage Digimarc for a volume of Work, and Digimarc shall be available to perform such Work as specified pursuant to the periodic meetings between the parties held in accordance with subsection 3.6 and otherwise upon reasonable advance notice from the IV Entities, at a cost run rate of at least $800,000 per twelve-month period following the Effective Date of this Agreement during the Required Term (defined in subsection 7.1) based on the billing rates set forth on Exhibit B (subject to adjustment as provided in subsection 5.2).

The IV Entities shall pay Digimarc for Work performed by Digimarc under each SOW as provided in subsection 5.1; provided, however, that the IV Entities shall pay Digimarc a

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minimum payment (net of any amounts paid under Invoices during such calendar quarter) of $100,000 per calendar quarter at least ten (10) business days prior to the end of each of the first three calendar quarters per twelve month period during the Required Term.

In the event that the IV Entities have made payments under this Agreement of less than $800,000 during any twelve-month period during the Required Term, the IV Entities shall make a payment equal to $800,000, less the amount of all payments made under this Agreement during such twelve-month period (the “Year-End Payment”), to Digimarc at least ten (10) business days prior to the end of such twelve-month period.

In the event that the IV Entities are required to make a Year-End Payment, then the IV Entities shall receive a credit for the amount of the Year-End Payment that may be applied towards the cost of Work to be performed by Digimarc during the next twelve-month period (or, with respect to a Year-End Period made during the fifth year of the Required Term, for the twelve-month period following the expiration of the Required Term); provided, however, that such credit shall not exceed $[**] for any given twelve-month period. To the extent that the IV Entities make payments under this Agreement in excess of $800,000 during any twelve-month period during the Required Term (“Excess Payments”), the $800,000 payment obligation during the immediately subsequent twelve-month period shall be reduced by the amount of such Excess Payments. All amounts paid by the IV Entities or by an IV Affiliate to Digimarc for any Work shall apply towards the minimum payment obligations provided for above.

In the event that Digimarc fails to comply with Section 6 with respect to Work provided hereunder, and Digimarc fails to remedy (in the IV Entities’ reasonable determination) the failure under this Agreement within the time period specified in Section 6, then the IV Entities will be entitled to a remedy as determined under subsection 12, where such remedy may include being relieved of all further obligations under this subsection 5.4.

Unless terminated earlier under this subsection 5.4 or under Section 7, the IV Entities’ obligations under this subsection 5.4 will expire upon the earlier of (a) the date on which the cumulative total amount paid by the IV Entities and IV Affiliates to Digimarc pursuant to this Agreement exceeds Four Million Dollars ($4,000,000), or (b) the date that is five (5) years after the Effective Date (the “Required Term”), notwithstanding any extension of the term of this Agreement.

6.	DIGIMARC’S PERFORMANCE

Digimarc (as an Entity) warrants that the Work provided under this Agreement will substantially conform to the Work described, and the requirements and procedures set forth, in the applicable SOW, and will be performed in a timely and professionally diligent manner by qualified personnel as measured against the customary industry standards for such Work. In the event the IV Entities are dissatisfied with any Work performed by Digimarc, the IV Entities may elect to provide written notice (which shall describe the nonconformity in reasonable detail) to Digimarc, in which case Digimarc shall have thirty (30) calendar days after receipt of such notice to correct the nonconformity and provide the revised Work Materials to the IV Entities.

7.	TERM AND TERMINATION

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7.1 The term of this Agreement (the “Term”) will commence on the Effective Date and will remain in effect for the term of the PLA, unless otherwise terminated in accordance with this Section 7 or unless the term of this Agreement is extended by mutual written agreement of the parties. In the event that the PLA is terminated, this Agreement shall automatically terminate concurrently with the termination of the PLA.

7.2 If either party breaches any of its material obligations under this Agreement (including without limitation Section 6) and fails to cure such breach within thirty (30) days after notice thereof from the non-breaching party, the non-breaching party will have the right to [**].

7.3 In the event of an Acquisition Transaction (as defined in the PLA) involving Digimarc, the IV Entities and Digimarc agree to negotiate in good faith regarding continuation of this Agreement, on the same or modified terms, following the completion of such Acquisition Transaction, provided that the continuation of this Agreement does not, in the reasonable determination of the IV Entities, present a business or legal conflict for the IV Entities.

7.4 In the event that the Patent License Agreement is terminated as a result of a material breach by Digimarc of such agreement, the IV Entities shall be entitled to terminate this Agreement without further obligation under subsection 5.4.

7.5 Upon termination or expiration of this Agreement, all rights and duties of the parties hereunder will cease, except that:

(a) In the case of early termination under subsection 7.2 of the work under subsection 2.2, the IV Entities will be obligated to pay all undisputed Invoices, in accordance with Section 5 above, for Work performed prior to termination; provided, however, that the IV Entities shall have no obligation to pay such outstanding amounts if the IV Entities terminate this Agreement pursuant to subsection 7.2 above for Digimarc’s gross negligence or willful misconduct in the performance of the Work corresponding to the outstanding amounts.

(b) In the case of such early termination for any other reason, the IV Entities shall not be obligated to pay any of the remaining unpaid Minimum Fees notwithstanding any other provision of this Agreement.

(c) Sections 2.4, 8, 9, 10, 11 and 12 will survive any termination or expiration of this Agreement. Subsection 2.4 shall end on the termination or expiration of the Patent License Agreement.

8.	REPRESENTATIONS

8.1 Digimarc represents and warrants to the IV Entities as follows:

(i) Digimarc is an independent entity, and Digimarc’s personnel are not, and will not be deemed to be, employees or Counsel of any of the IV Entities or IV Affiliates.

(ii) Except as otherwise specified in a SOW, Digimarc has the right to perform the Work at any place or location and at such times as Digimarc may determine. Digimarc is under no ethical or legal restrictions that would prohibit or restrict Digimarc’s right,

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power and authority to perform the Work.

(iii) Digimarc is responsible for paying all ordinary and necessary expenses of its staff, including, without limitation, insurance premiums. Neither Digimarc nor Digimarc’s staff will require any training from the IV Entities in the professional skills necessary to perform the Work.

8.2 Each party represents and warrants that it was represented by independent counsel in the creation of this Agreement.

9.	ATTORNEY-CLIENT RELATIONSHIP DISCLAIMER

Nothing in this Agreement, or in any other agreement or understanding between the parties, affects the separate and independent representation of each party by its respective Counsel or creates an attorney-client relationship between the Counsel for a party (or any of that party’s employees) and the other party to this Agreement.

The IV Entities acknowledge that Digimarc’s in-house Counsel may not engage in the practice of law on behalf of an entity other than Digimarc and acknowledge that no activities under this Agreement, or under any other agreement or understanding between the parties, shall be deemed legal representation by Digimarc or Digimarc’s in-house Counsel for the IV Entities.

Each party hereby grants the other party and its Counsel the right to communicate with persons represented by each party’s Counsel.

10.	CONFIDENTIALITY

10.1 In addition to the terms and conditions of the Reciprocal Non-Disclosure Agreement dated July 13, 2009, as amended (“NDA”), which shall continue to apply to the parties hereto, Digimarc will not, during or subsequent to the Term, use Confidential Information for any purpose whatsoever other than the performance of the Work, and will not disclose Confidential Information to any third party. Confidential Information will remain the sole property of the IV Entities and/or the IV Affiliates, as applicable. Digimarc will take reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Digimarc will safeguard Confidential Information by not:

(a) disclosing to any third party in any way the results of any analysis prepared under this Agreement;

(b) marketing to any third party services to analyze any invention disclosures, patents, or patent applications that are analyzed or reviewed as part of the Work;

(c) preparing for any third party a defensive analysis of the patents reviewed as part of the Work;

(d) using Confidential Information learned as part of the Work to guide Digimarc’s or a third party’s intellectual property development or enforcement strategies;

(e) disclosing to any standards setting organization any information learned as part of the Work;

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(f) disclosing the IV Entities’ or IV Affiliates’ connections to any of the patents reviewed by Digimarc in connection with the Work or disclosed to Digimarc by the IV Entities or IV Affiliates; or

(g) disclosing or permitting disclosure of any Confidential Information to any of Digimarc’s employees other than those that have a need to know in order to enable Digimarc to meet its obligations under the applicable SOW.

10.2 Digimarc will not improperly use or disclose to the IV Entities and the IV Affiliates any proprietary information or trade secrets of any former or current employer or other person or entity if Digimarc has an agreement or duty to keep such information confidential, and Digimarc will not bring onto the premises of the IV Entities or IV Affiliates any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Digimarc will indemnify and hold harmless the IV Entities and IV Affiliates, their employees, executives, officers, representatives, agents, assigns, and their affiliates from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation by Digimarc, the IV Entities or an IV Affiliate of such third party’s rights.

10.3 Digimarc’s confidentiality obligations under this Section 10 shall not apply to the extent that: (a) the representative for the IV Entities preapproves such disclosure in writing; (b) disclosures are made in confidence to Digimarc’s legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with Digimarc’s obligations under this Agreement; or (c) the Confidential Information to be disclosed has become publicly known through no wrongful act of Digimarc.

Notwithstanding the foregoing, in the event that Digimarc is required by law or a valid and effective subpoena or order issued by either a court of competent jurisdiction or a governmental body to disclose any of the Confidential Information, Digimarc shall promptly notify the IV Entities in writing of the existence, terms, and circumstances surrounding such required disclosure so that the IV Entities or IV Affiliates may seek a protective order or other appropriate relief from the proper authority. Digimarc shall cooperate with the IV Entities and/or the IV Affiliate(s), as applicable, in seeking such order or other relief. If Digimarc is nonetheless required to disclose the Confidential Information, Digimarc may furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that such Confidential Information will be treated confidentially to the fullest extent possible.

10.4 Upon the termination or expiration of this Agreement, or upon the IV Entities’ request, Digimarc will deliver to the IV Entities all of the IV Entities’ and/or IV Affiliates’ property relating to, and all tangible embodiments of, Confidential Information.

11.	OWNERSHIP OF WORK MATERIAL/INTELLECTUAL PROPERTY RIGHTS

11.1 Digimarc acknowledges and agrees that, except as otherwise explicitly set forth in the applicable SOW, all Work Material is the sole property of the IV Entities. To the fullest extent permitted under law, all Work Material will be deemed “Work for Hire”

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under the Copyright Act. To the extent any Work Material is not “Work for Hire,” Digimarc hereby does and will assign (or cause to be assigned) fully to the IV Entities all Work Material and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

11.2 Except as otherwise explicitly set forth in the applicable SOW, for Work Material created by Group 2 Personnel in the course of Digimarc’s performance of the Work, the IV Entities grant to Digimarc a fully paid-up, royalty-free, non-exclusive, irrevocable, nonsublicensable, nontransferable (except as set forth in subsection 12.8) right and license, without geographic limitation, to the Work Material in order (a) to make, have made, use, lease, sell (or license, in the case of software), offer to sell, import or export any Digimarc Product, (b) to conduct Digimarc’s own research and development activities, and (c) to provide Digimarc Services to third parties.

11.3 Digimarc will sign, execute and acknowledge without cost, but at the expense of the IV Entities, such documents, and will perform such acts, as may be reasonably requested by the IV Entities to perfect the assignments set forth in subsection 11.1 above, or to obtain, enforce or defend intellectual property rights in any and all countries with respect to Work Material. Digimarc shall have no right to prosecute and maintain patent applications and patents worldwide with respect to the Work Material.

11.4 Upon the termination or expiration of this Agreement, or upon the IV Entities’ request, Digimarc will deliver to the IV Entities all Work Material in Digimarc’s possession or control. For Work Material created by Group 2 Personnel in the course of Digimarc’s performance of the Work, Digimarc shall also retain duplicates of the same.

12.	GENERAL

12.1 Governing Law. This Agreement will be governed by the laws of the State of Washington as applied without reference to conflicts of laws principles to the contrary.

12.2 Dispute Resolution.

(a) Arbitration. Digimarc and the IV Entities agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance or breach thereof, will be finally settled by binding arbitration in Seattle, Washington under the then current rules of Judicial Dispute Resolution by three (3) arbitrators appointed in accordance with such rules. Once the arbitrators issue written findings of fact and conclusions of law, the decision of the arbitrators will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrators’ decision in any court of competent jurisdiction (provided that the arbitrators issued written findings of fact and conclusions of law as provided above). Any provision of applicable law notwithstanding, no party will request, and the arbitrators will have no authority to award, punitive or exemplary damages against any party. The costs of the arbitration, including administrative and arbitrator’s fees, will be shared equally by the parties. Each party will bear the cost of its own attorneys’ fees and expert witness fees.

(b) Injunctive Relief. Notwithstanding subsection 12.2(a) above, in addition to any other remedies available (including without limitation under subsection 12.2(a)), in the event of a breach of Sections 10 or 11, the nonbreaching party (or any IV Affiliate

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affected by the breach) will be entitled to seek injunctive relief in any court of competent jurisdiction. A breach of Sections 10 or 11 may cause the nonbreaching party and any IV Affiliate affected by the breach irreparable harm and they may have no adequate remedy at law. Therefore, the breaching party agrees that, in such an event, the nonbreaching party (and any IV Affiliate affected by the breach) would be entitled (in addition to any and all other remedies) to seek injunctive relief, specific performance, and other equitable remedies without proof of monetary damages or the inadequacy of other remedies.

12.3 Notices. Any notice will be given in writing at the address of each party set forth in the first paragraph of this Agreement, or to such other address as either party may substitute by written notice to the other in accordance with this subsection 12.3, and will be deemed given when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

12.4 Entire Agreement. This Agreement with its Exhibits, together with the CIA, PLA and the PRA, represent the entire agreement concerning the performance of the Work between Digimarc and the IV Entities and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein and/or in the CIA, PLA or PRA. No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.

12.5 No Third Party Beneficiaries. This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.

12.6 Amendments and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of both parties. Waiver of any term or condition of this Agreement will only be effective if and to the extent documented in a writing signed by the party making or granting such waiver and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to enforce any provision hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.7 No Partnership. The parties hereto are independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Digimarc has no right, power or authority (express or implied) to enter into contract or to create any duty or obligation binding upon the IV Entities or the IV Affiliates.

12.8 Assignment. The payment obligation of IV under subsection 5.4 of this Agreement may not be assigned or transferred by Digimarc without the express written consent of the IV Entities, subject to the “good faith” obligation in subsection 7.3.

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Digimarc may not assign the remaining terms of this Agreement or its rights hereunder, including by operation of law, without the prior written consent of the IV Entities except in conjunction with an assignment by Digimarc of the Patent License Agreement and/or its rights thereunder that is permitted by subsection 11.3 of such Patent License Agreement.

The IV Entities may assign this Agreement or any or all of its rights and obligations hereunder to any IV Affiliate or to an unaffiliated third party that is managed and controlled by representatives of the IV Entities; provided, that such assignment shall not release the IV Entities from their payment obligations under this Agreement.

12.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision, provided that no such severability will be effective if it materially changes the economic benefit of this Agreement to the IV Entities or Digimarc.

12.10 Counterparts. This Agreement may be executed in counterpart, each of which will be deemed an original, but both of which together will constitute one and the same instrument. Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing an original signature. Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document. “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

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In witness whereof, intending to be legally bound, the parties have executed this Agreement as of the Effective Date.

DIGIMARC:

Digimarc Corporation

By:	/s/ Bruce Davis
Bruce Davis
Chairman and CEO

Date: October 5, 2010

THE IV ENTITIES:

Invention Law Group, P.C.

By:	/s/ John Bove
John Bove
President

Date: October 5, 2010

IV Digital Multimedia Inventions, LLC

By:	/s/ Vincent Pluvinage
Vincent Pluvinage
Authorized Person

Date: October 5, 2010

[Signature Page to Work Agreement]

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EXHIBIT A

STATEMENT OF WORK

<<TBD>>

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EXHIBIT B*

Hourly Rates for 2010

Group 1 Personnel

Vice President, Intellectual Property $[**]

Chief Patent Counsel $[**]

Senior Intellectual Property Counsel $[**]

Senior Director, Licensing $[**]

Intellectual Property Counsel $[**]

Attorney $[**]

Senior Intellectual Property Paralegal $[**]

Paralegal $[**]

Group 2 Personnel

Position	Cost		Rate
Vice President	$	[**]	$	[**]
Founder/Inventor	$	[**]	$	[**]
Director	$	[**]	$	[**]
Program Manager	$	[**]	$	[**]
Engineering Manager	$	[**]	$	[**]
Engineer – R&D	$	[**]	$	[**]
Engineer – Hardware	$	[**]	$	[**]
Engineer – Software	$	[**]	$	[**]
QA Manager	$	[**]	$	[**]
Engineer – QA	$	[**]	$	[**]
Technical Writer	$	[**]	$	[**]
Product/Other	$	[**]	$	[**]
Technical Operator	$	[**]	$	[**]

*	Unless otherwise set forth in a written agreement signed by the parties, executive level assistance will [**] will be made reasonably available to assist for [**] in support of the Patent License Agreement.

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